FIRST AMENDMENT TO ACQUISITION AGREEMENT

THIS FIRST AMENDMENT TO THE FEBRUARY 10, 2021 ACQUISITION AGREEMENT (“the Amendment”), dated as of the 11th day of February 2021 (the “Effective Date”), is made by and between BERGIO INTERNATIONAL, INC., a publicly traded Wyoming corporation (“BRGO”), APHRODITE’S MARKETING, INC., a corporation organized under the laws of Wyoming, which is a wholly-owned subsidiary of BRGO (the “Purchaser” or “Acquisition Sub”), and DIGITAL AGE BUSINESS, INC., a corporation organized under the laws of Florida (the “Seller”), and the Seller’s Shareholders (the “Selling Shareholders”).

RECITALS:

WHEREAS, the Parties executed the Acquisition Agreement on February 10, 2021(the “Acquisition Agreement”) and the Acquisition Agreement specified that the Series B Preferred Stock of BRGO would have 49 authorized shares, out of which the Selling Shareholders would be issued 30 shares of Series B Preferred Stock upon Closing, with the opportunity for the Selling Shareholders to earn up to an additional 19 shares of Series B Preferred Stock upon reaching certain gross revenue benchmarks; and

WHEREAS, the Seller have today requested an Amendment increasing the authorized shares of Series B Preferred Stock to allow the allocation of such Series B Preferred Stock to the Selling Shareholders without the need for fractional shares; and

WHEREAS, Parties have now agreed to the terms of this Amendment for the purpose of changing the Certificate of Designation for the Series B Preferred Stock to reflect a total of 4,900 authorized shares of Series B Preferred Stock, and for the purpose of reflecting a total of 3,000 shares of Series B Preferred Stock to be issued to the Selling Shareholders upon Closing, (and the opportunity for the Selling Shareholders to earn up to an additional 1,900 shares of Series B Preferred Stock upon reaching certain gross revenue benchmarks); and

WHEREAS, the new Certificate of Designation for the Series B Preferred Stock of BRGO is attached hereto as “Schedule Amendment-C”, and shows in Section 1 thereof the increase in authorized shares from 49 to 4,900, and in Section 5 thereof, the conversion language changed accordingly so that the holders thereof shall have, in the aggregate, the same conversion rights as previously stated, as follows:

Section 1. Designation, Amount and Par Value.  The series of preferred stock shall be designated as the Series B 2% Convertible Preferred Stock (the "Series B Preferred Stock"), and the number of shares so designated and authorized shall be Four Thousand Nine Hundred (4,900). Each share of Series B Preferred Stock shall have a par value of $0.00001 per share and a stated value of $100 per share (the "Stated Value").

Section 5. Conversion.  Conversion at Option of Holder. Each share of Series B Preferred Stock shall be convertible into 0.01% of the total issued and outstanding shares of the Company’s Common Stock, (such that all 4,900 authorized shares of Series B Preferred Stock, if issued and outstanding, would be convertible in the aggregate into 49% of the total issued and outstanding shares of the Company’s Common Stock) (as determined at the earlier of (i) the date of Conversion of the Series B Preferred Stock; and (ii) eighteen (18) months following February 10, 2021) ("Conversion Ratio"), at the option of a Holder, at any time and from time to time, from and after the issuance of the Series B Preferred Stock.

NOW, THEREFORE, in consideration of the foregoing Recitals, and the covenants, representations and warranties set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and accepted, the Parties, intending to be legally bound, hereby agree as follows:

1.  Proportionate Adjustment of Series B Preferred Stock.  The Parties hereby acknowledge and agree that a)  the Series B Preferred Stock Certificate of Designation attached hereto as “Schedule Amendment-C” reflects the increase in authorized shares of Series B Preferred Stock from 49 to 4,900, and that b) the conversion provision in Section 5 thereto has been changed accordingly, such that the Selling Shareholders shall be issued in the aggregate, a total of 3,000 shares of Series B Preferred Stock at Closing rather than 30 and that c) the Selling Shareholders shall have the opportunity to earn up to an additional 1,900 shares of Series B Preferred Stock rather than 19, under the same terms and conditions as were set forth in the Acquisition Agreement.

2.  Allocation of Series B Preferred Stock Among the Selling Shareholders.  The Parties hereby acknowledge and agree that the allocation of Series B Preferred Stock attached hereto as “Schedule Amendment-I” reflects the proportionate adjustment of Series B Preferred Stock without fractional shares and sets forth the final allocation of the 3,000 shares of Series B Preferred Stock to be issued to the Selling Shareholders upon at Closing.

3.  No Change to Acquisition Sub Shares.  The Acquisition Agreement states that 49,000 shares of Acquisition Sub common stock shall also be issued to the Selling Shareholders at Closing, and that has not changed.  The allocation of the 49,000 shares of Acquisition Sub to the Selling Shareholders is also set forth on “Schedule Amendment-I” hereto.

4.  Defined Terms, and Interpretation.  Other than the proportionate adjustment of the Series B Preferred Stock as detailed herein, any conflict between this Amendment and the Acquisition Agreement shall be interpreted in favor of the Defined Terms contained in the Acquisition Agreement.

5.  Entire Agreement and Modification. This Amendment is signed by all Parties to the Acquisition Agreement, and modifies the Acquisition Agreement only as expressly set forth above and on the attached Schedules hereto, and in all other respects, the terms and conditions of the Acquisition Agreement are in full force and effect.

[Signatures follow on next page]

2

IN WITNESS WHEREOF, the undersigned have caused this First Amendment to the Acquisition Agreement dated February 10, 2021 to be executed as of the date first above written.

PURCHASER:

APHRODITE’S MARKETING, INC.

By:  ___________________________

      Berge Abajian, President

BRGO:

BERGIO INTERNATIONAL, INC.

By:  ___________________________

      Berge Abajian, Chief Executive Officer

SELLER:

DIGITAL AGE BUSINESS, INC.

By:  ___________________________

      Jonathan Foltz, President

SELLING SHAREHOLDERS:

Jonathan Foltz	Umer Hadeed

Tiffany Barzaga	Caroline Park

Erika Martinez	Reese Jones

Melissa Robinson	John B. Lowy

John Guercio

Schedule Amendment-C

Certificate of Designation for Series B Preferred Stock

BERGIO INTERNATIONAL, INC. (the “Company”)

SERIES B 2% CONVERTIBLE PREFERRED STOCK TERMS

Section 1. Designation, Amount and Par Value.

The series of preferred stock shall be designated as the Series B 2% Convertible Preferred Stock (the "Series B Preferred Stock"), and the number of shares so designated and authorized shall be Four Thousand Nine Hundred (4,900). Each share of Series B Preferred Stock shall have a par value of $0.00001 per share and a stated value of $100 per share (the "Stated Value").

Section 2. Dividends.

(a)  Holders of Series B Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors out of funds legally available therefor, and the Company shall accrue, quarterly in arrears on March 31, June 30, September 30, and December 31 of each year, commencing on the Issuance Date, cumulative dividends on the Series B Preferred Stock at the rate per share (as a percentage of the Stated Value per share) equal to two percent (2%) per annum on the Stated Value., payable in additional shares of Series B Preferred Stock. The party that holds the Series B Preferred Stock on an applicable record date for any dividend payment will be entitled to receive such dividend payment and any other accrued and unpaid dividends which accrued prior to such dividend payment date, without regard to any sale or disposition of such Series B Preferred Stock subsequent to the applicable record date but prior to the applicable dividend payment date.

(b)  So long as any shares of Series B Preferred Stock remain outstanding, neither the Company nor any subsidiary thereof shall, without the consent of the Holders of eighty percent (80%) of the shares of Series B Preferred Stock then outstanding (the "Requisite Holders), redeem, repurchase or otherwise acquire directly or indirectly any Junior Securities (as defined in Section 7), nor shall the Company directly or indirectly pay or declare any dividend or make any distribution upon, nor shall any distribution be made in respect of, any Junior Securities, nor shall any monies be set aside for or applied to the purchase or redemption (through a sinking fund or otherwise) of any Junior Securities.

Section 3. Voting Rights; Negative Covenants.

Each holder of the Series B Preferred Stock shall have the right to vote on any matter that may from time to time be submitted to the Company's shareholders for a vote, on an as-converted basis, either by written consent or by proxy. So long as any shares of Series B Preferred Stock are outstanding, the Company shall not and shall cause its subsidiaries not to, without the affirmative vote of the Requisite Holders, (a) alter or change adversely the powers, preferences or rights given to the Series B Preferred Stock, (b) alter or amend this

Certificate of Designation, (c) amend its certificate of incorporation, bylaws or other charter documents so as to affect adversely any rights of any Holders of the Series B Preferred Stock, (d) increase the authorized or designated number of shares of Series B Preferred Stock, (e) apart from shares issued as a dividend pursuant to Section 2 (a), issue any additional shares of Series B Preferred Stock (including the reissuance of any shares of Series B Preferred Stock converted for Common Stock) or (f) enter into any agreement with respect to the foregoing.

Section 4. Liquidation.

Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary or a Sale (as defined below) (a "Liquidation"), the holders of the Series B Preferred Stock shall be entitled to receive out of the assets of the Company, whether such assets are capital or surplus, for each share of Series B Preferred Stock an amount equal to the Stated Value plus all accrued but unpaid dividends per share, whether declared or not, and all other amounts in respect thereof then due and payable prior to any distribution or payment shall be made to the holders of any Junior Securities, and if the assets of the Company shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the holders of Series B Preferred Stock shall be distributed among the holders of Series B Preferred Stock ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. The Company shall mail written notice of any such Liquidation, not less than 45 days prior to the payment date stated therein, to each record Holder of Series B Preferred Stock. A "Sale" shall mean a sale of the majority of assets, a merger (other than where the Company is the surviving entity) or consolidation by the Company with another corporation or other entity.

Section 5. Conversion.

(a)  Conversion at Option of Holder. Each share of Series B Preferred Stock shall be convertible into 0.01% of the total issued and outstanding shares of the Company’s Common Stock, (such that all 4,900 authorized shares of Series B Preferred Stock, if issued and outstanding, would be convertible in the aggregate into 49% of the total issued and outstanding shares of the Company’s Common Stock) (as determined at the earlier of (i) the date of Conversion of the Series B Preferred Stock; and (ii) eighteen (18) months following February 8, 2021) ("Conversion Ratio"), at the option of a Holder, at any time and from time to time, from and after the issuance of the Series B Preferred Stock.  A Holder shall affect a conversion by surrendering to the Company the original certificate or certificates representing the shares of Series B Preferred Stock to be converted to the Company, together with a completed form of conversion notice attached hereto as Exhibit B (the "Conversion Notice"). Each Conversion Notice shall specify the number of shares of Series B Preferred Stock to be converted, the date on which such conversion is to be affected, which date may not be prior to the date the Holder delivers such Conversion Notice (the "Conversion Date"). If no Conversion Date is specified in a Conversion Notice, the Conversion Date shall be the date that the Conversion Notice is delivered pursuant to this Section 5(a).  Subject to Section 5(b) hereof, each Conversion Notice, once given, shall be irrevocable.

(b)  The Company covenants that it will at all times: (i) reserve and keep available out of its authorized and unissued Common Stock solely for the purpose of issuance upon conversion of Series B Preferred Stock, as herein provided, free from preemptive rights or any other actual or contingent purchase rights of persons other than the holders of Series B Preferred Stock, not less than 100% of such number of shares of Common Stock as shall be issuable (taking into account the adjustments and restrictions of sub-section (b) upon the conversion of all outstanding shares of Series B Preferred Stock hereunder; and (ii) neither take nor approve any action which would alter the Conversion Rights set forth in Section 5 herein. The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid and non-assessable.

(c )  Upon a conversion hereunder the Company shall not be required to issue stock certificates representing fractions of shares of Common Stock, but may if otherwise permitted and unless waived by the Holder of the Series B Preferred Stock, make a cash payment in respect of any final fraction of a share based on the Per Share Market Value at such time. If the Company elects not, or is unable, to make such a cash payment, the Holder of a share of Series B Preferred Stock shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

(d) The issuance of certificates for shares of Common Stock on conversion of Series B Preferred Stock shall be made without charge to the Holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder of such shares of Series B Preferred Stock so converted and the Company shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

(e) Shares of Series B Preferred Stock converted into Common Stock shall be canceled and shall have the status of authorized but unissued shares of undesignated preferred stock; but no canceled Series B Preferred Shares may be reissued without the prior approval by the Requisite Holders.

(f) Any and all notices or other communications or deliveries to be provided by the Holders of the Series B Preferred Stock hereunder, including, without limitation, any Conversion Notice, shall be in writing and delivered by facsimile, sent by a nationally recognized overnight courier service, or sent by certified or registered mail, postage prepaid, addressed to the attention of the President of the Company at the facsimile telephone number or address of the principal place of business of the Company. Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered by facsimile, sent by a nationally recognized overnight courier service or sent by certified or registered mail, postage prepaid, addressed to each Holder of Series B Preferred Stock at the facsimile telephone number or address of such Holder appearing on the books of the Company, or if no such facsimile telephone number or address appears, at the principal place of business of the Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section prior to 5:00 p.m. (New York time), (ii) the date after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section later than 5:00 p.m. (New York time) on any date and earlier than 11:59 p.m. (New York time) on such date, (iii) four days after deposit in the United States mails, (iv) the Business Day (as defined in Section 7) following the date of mailing, if send by nationally recognized overnight courier service, or (v) upon actual receipt by the party to whom such notice is required to be given.

Schedule Amendment-I

Share Issuances to the Selling Shareholders Upon Closing

Selling Shareholder Name	Series B Shares to Be Issued Upon Closing	Acquisition Sub Shares to Be Issued Upon Closing

Jonathan Foltz	2145	35,280

Umer Hadeed	690	11,760

Tiffany Barzaga	15	245

Erika Martinez	15	245

Melissa Robinson	30	490

Caroline Park	15	245

Reese Jones	15	245

John Lowy	30	490

John Guercio	45	0

TOTALS:	3,000	49,000